Exhibit 99.1
CONTACTS:
Brian Turcotte
Investor Relations
561-438-3657
brian.turcotte@officedepot.com
Brian Levine
Public Relations
561-438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FIRST QUARTER 2009 RESULTS
Boca Raton, Fla., April 28, 2009 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter ending March 28, 2009.
FIRST QUARTER RESULTS 1
Total Company sales for the first quarter decreased 19% to $3.2 billion. Total Company operating expenses, adjusted for Charges, decreased by $192 million from the first quarter of 2008. EBIT, adjusted for Charges, was $57 million in the first quarter of 2009 or 1.8% as a percentage of sales, compared to $124 million or 3.1% as a percentage of sales in the prior-year period.
The Company reported a net loss of $55 million in the first quarter of 2009, compared to earnings of $69 million in the same period of 2008. The loss per share on a diluted basis was $0.20 for the quarter, versus earnings per share of $0.25 in the first quarter of 2008. Adjusted for Charges, the Company reported earnings of $27 million and earnings per share on a diluted basis of $0.10 for the first quarter of 2009, versus earnings of $78 million and earnings per share of $0.29 in the same period one year ago.
In the first quarter of 2009, the Company’s cash flow from operations was $98 million and cash flow before financing activities was $160 million.
FIRST QUARTER DIVISION RESULTS
North American Retail Division
First quarter 2009 sales in the North American Retail Division were $1.4 billion, down 16% compared to the same period last year. Comparable store sales in the 1,138 stores in the U.S. and Canada that have been open for more than one year decreased 17% for the first quarter. While most of the decline can be attributed to macroeconomic factors as consumers and small business customers reduced their spending, especially on large ticket items like furniture and computers, the decision to be less aggressive with advertising promotions in certain categories also contributed to the sales decrease.
The North American Retail Division had an operating profit of $81 million for the first quarter, basically flat with the operating profit of $82 million reported in the same period of the prior year. The benefit to operating profit from higher product margins, lower charges for shrink and inventory valuation, unprofitable store closures and expense reduction, was offset by the flow through impact from the sales volume decline in the first quarter.

[1]	Includes non-GAAP information. First quarter results include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

During the first quarter, Office Depot closed 107 stores and relocated one store, bringing the total store count to 1,160 as of March 28, 2009.
Inventory per store was approximately $635 thousand at the end of the first quarter of 2009, down about 27% from the prior year. This decrease is primarily due to improved inventory management and reduced exposure to big ticket inventory items.
North American Business Solutions Division
First quarter 2009 sales in the North American Business Solutions Division were $914 million, down 17% compared to the same period last year, driven by continued significant spending cuts by the Division’s customers in all segments.
The North American Business Solutions Division reported an operating profit of $33 million for the first quarter of 2009 compared to $60 million for the same period of the prior year. The decrease in operating profit during the first quarter of 2009 primarily relates to the flow through impact from the sales volume decline, the negative impact of product margins, including a less profitable mix, cost increases that were not fully passed on to customers and increased promotional activity in the Direct channel. These impacts more than offset reduced selling expenses, lowered general and administrative costs, and increased vendor program funds.
International Division
The International Division reported sales of $875 million in the first quarter of 2009, a decrease of 24% compared with the same period last year, while sales in local currency decreased by 9%.
Division operating profit was $19 million in the first quarter of 2009 compared to $60 million in the same period of the prior year. The decrease in operating profit was driven by the flow through impact from the sales volume declines, an increase in promotional activity, cost increases that could not fully be passed on to the customer and unfavorable foreign exchange rates that more than offset an improvement in operating expenses.
Other Matters
The Company recognized about $120 million of pre-tax Charges related to the strategic business review actions taken in the first quarter of 2009. The Charges related primarily to lease accruals, severance expenses and inventory write downs related to facilities that closed during the period. During the balance of 2009, the Company expects to recognize approximately $110 million in additional Charges related to actions covered by both the strategic review and legacy 2005 initiatives. The actions taken as part of the strategic business review should benefit full year 2009 EBIT and cash flow by approximately $130 million and $85 million, respectively.
In addition to the cash flow benefits provided by the actions taken as part of the strategic business review, the Company continues to pursue other internal sources of liquidity. In the first quarter of 2009, Office Depot realized approximately $160 million in cash from these initiatives, including sale leasebacks of owned properties in the U.S. and Europe, dividends received from a joint venture, tax refunds and the benefit from reduced capital spending.
At the end of March 2009, the Company had nothing drawn on its asset-based loan (ABL) facility, and had $160 million in outstanding letters of credit against the facility, leaving it with $630 million of availability. With $630 million of ABL availability and $176 million in cash on hand at the end of March, Office Depot exited the first quarter of 2009 with $806 million in total available liquidity. The Company expects the ABL availability to increase by $100 million to $150 million in the second quarter as inventories ramp up to support the third quarter Back to School season.
More information on the strategic business review is available in our Form 8-K’s filed with the Securities and Exchange Commission on December 10, 2008 and March 10, 2009, and our Form 10-K filed with the Securities and Exchange Commission on February 24, 2009.

Additional information on the Company’s strategic business review and first quarter results can be found in our Form 10-Q filed with the Securities and Exchange Commission on April 28, 2009.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on the corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,604 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.6 billion e-commerce operation. Office Depot has annual sales of approximately $14.5 billion, and employs about 42,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 48 countries.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are ‘forward-looking’ statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered ‘forward-looking’ as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	March 28,	December 27,	March 29,
	2009	2008	2008
Assets
Current assets:
Cash and cash equivalents	$175,957	$155,745	$181,524
Receivables, net	1,174,176	1,255,735	1,573,663
Inventories	1,128,061	1,331,593	1,644,090
Deferred income taxes	212,744	196,192	110,903
Prepaid expenses and other current assets	182,825	183,122	155,942

Total current assets	2,873,763	3,122,387	3,666,122
Property and equipment, net	1,416,996	1,557,301	1,669,078
Goodwill	19,431	19,431	1,329,554
Other intangible assets	27,195	28,311	110,395
Other assets	514,110	540,796	577,903

Total assets	$4,851,495	$5,268,226	$7,353,052

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,098,977	$1,251,808	$1,540,042
Accrued expenses and other current liabilities	1,099,310	1,173,201	1,213,248
Income taxes payable	8,631	8,803	10,283
Short-term borrowings and current maturities of long-term debt	54,687	191,932	125,597

Total current liabilities	2,261,605	2,625,744	2,889,170
Deferred income taxes and other long-term liabilities	646,211	585,861	572,577
Long-term debt, net of current maturities	674,888	688,788	623,246

Total liabilities	3,582,704	3,900,393	4,084,993

Commitments and contingencies

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — 280,628,656 in 2009, 280,800,135 in December 2008 and 428,993,252 in March 2008	2,806	2,808	4,290
Additional paid-in capital	1,197,372	1,194,622	1,795,905
Accumulated other comprehensive income	170,719	217,197	584,225
Retained earnings (accumulated deficit)	(48,469)	6,270	3,852,578
Treasury stock, at cost — 5,926,763 shares in 2009, 5,938,059 shares in December 2008 and 155,889,488 shares in March 2008	(57,812)	(57,947)	(2,985,217)

Total Office Depot, Inc. stockholders’ equity	1,264,616	1,362,950	3,251,781
Noncontrolling interest	4,175	4,883	16,278

Total stockholders’ equity	1,268,791	1,367,833	3,268,059

Total liabilities and stockholders’ equity	$4,851,495	$5,268,226	$7,353,052

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended
	March 28,	March 29,
	2009	2008
Sales	$3,225,264	$3,962,017
Cost of goods sold and occupancy costs	2,315,002	2,793,337

Gross profit	910,262	1,168,680

Store and warehouse operating and selling expenses	794,320	866,806
General and administrative expenses	176,399	198,550
Amortization of deferred gain on building sale	—	(1,873)

Operating profit (loss)	(60,457)	105,197

Other income (expense):
Interest income	1,194	905
Interest expense	(17,918)	(14,820)
Miscellaneous income (expense), net	(3,559)	8,301

Earnings (loss) before income taxes	(80,740)	99,583

Income tax expense (benefit)	(25,408)	30,950

Net earnings (loss)	(55,332)	68,633

Less: Net earnings (loss) attributable to the noncontrolling interest	(593)	(140)

Net earnings (loss) attributable to Office Depot, Inc.	$(54,739)	$68,773

Net earnings (loss) attributable to Office Depot, Inc. per common share:
Basic	$(0.20)	$0.25
Diluted	(0.20)	0.25

Weighted average number of common shares outstanding:
Basic	273,179	272,394
Diluted	273,179	272,840

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	13 Weeks Ended
	March 28,	March 29,
	2009	2008
Cash flows from operating activities:
Net earnings (loss) attributable to Office Depot, Inc.	$(54,739)	$68,773
Adjustments to reconcile net earnings (loss) attributable to Office Depot, Inc. to net cash provided by operating activities:
Depreciation and amortization	53,662	63,567
Charges for losses on inventories and receivables	23,671	27,569
Changes in working capital and other	75,158	(32,780)

Net cash provided by operating activities	97,752	127,129

Cash flows from investing activities:
Capital expenditures	(30,860)	(105,853)
Acquisition related payments	—	(270)
Release of restricted cash	—	18,100
Purchase of assets subsequently sold	—	(25,668)
Proceeds from assets sold	98,209	33,756

Net cash provided by (used in) investing activities	67,349	(79,935)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	18	54
Treasury stock additions from employee related plans	—	(880)
Net payments on borrowings	(140,008)	(90,764)

Net cash used in financing activities	(139,990)	(91,590)

Effect of exchange rate changes on cash and cash equivalents	(4,899)	2,966

Net increase (decrease) in cash and cash equivalents	20,212	(41,430)
Cash and cash equivalents at beginning of period	155,745	222,954

Cash and cash equivalents at end of period	$175,957	$181,524

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the corporate website, www.officedepot.com, under the category Company Info. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

		% of			% of
Q1 2009	GAAP	Sales	Charges	Non-GAAP	Sales
Gross profit	$910.3	28.2%	$9.9	$920.2	28.5%
Operating expenses	$970.7	30.1%	$(110.1)	$860.6	26.7%
Operating profit (loss)	$(60.4)	(1.9)%	$120.0	$59.6	1.8%
Net earnings (loss) attributable to Office Depot, Inc.	$(54.7)	(1.7)%	$82.0	$27.3	0.8%

Earnings (loss) attributable to Office Depot, Inc. per diluted share	$(0.20)		$0.30	$0.10

		% of			% of
Q1 2008	GAAP	Sales	Charges	Non-GAAP	Sales
Gross profit	$1,168.7	29.5%	$—	$1,168.7	29.5%
Operating expenses	$1,063.5	26.8%	$(10.7)	$1,052.8	26.6%
Operating profit	$105.2	2.7%	$10.7	$115.9	2.9%
Net earnings attributable to Office Depot, Inc.	$68.8	1.7%	$9.3	$78.1	2.0%

Earnings attributable to Office Depot, Inc. per diluted share	$0.25		$0.04	$0.29

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations (Continued)

	Q1 2009	Q1 2008
Cash Flow Summary
Net cash provided by (used in) operating activities	$97.8	$127.1
Net cash provided by (used in) investing activities	67.3	(79.9)
Net cash provided by (used in) financing activities	(140.0)	(91.6)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	3.0

Net increase (decrease) in cash and cash equivalents	$20.2	$(41.4)

Free Cash Flow
Net cash provided by (used in) operating activities	$97.8	$127.1
Less: Capital expenditures	30.9	105.8

Free Cash Flow	$66.9	$21.3

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$20.2	$(41.4)
Less: Net cash provided by (used in) financing activities	(140.0)	(91.6)

Cash Flow Before Financing Activities	$160.2	$50.2

*	Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

**	Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	First Quarter
(Dollars in millions)	2009	2008
	$1,436.4	$1,713.5
Sales	1,713.5	1,713.5
% change	(16)%	(7)%

Division operating profit	$81.3	$82.5
% of sales	5.7%	4.8%
North American Business Solutions Division

	First Quarter
(Dollars in millions)	2009	2008
Sales	$914.1	$1,104.0
% change	(17)%	(5)%

Division operating profit	$33.1	$59.6
% of sales	3.6%	5.4%
International Division

	First Quarter
(Dollars in millions)	2009	2008
Sales	$874.7	$1,144.5
% change	(24)%	6%
% change in local currency sales	(9)%	(4)%

Division operating profit	$18.5	$60.2
% of sales	2.1%	5.3%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Selected Operating Highlights

	13 Weeks Ended	13 Weeks Ended
	March 28, 2009	March 29, 2008
Store Statistics

United States and Canada:
Store count:
Stores opened	—	45
Stores closed	107	—
Stores relocated	1	1
Total U.S. and Canada stores	1,160	1,267

North American Retail Division square footage:	28,347,697	30,744,621
Average square footage per NAR store	24,438	24,266
Inventory per store (end of period)	$635,000	$864,000

International Division company-owned:
Store count:
Stores opened	2	1
Stores closed	5	1
Total International company-owned stores	159	148